Salomon Brothers Emerging Markets Floating Rate Fund

Board Approval of Management Agreement (unaudited)

Background
The members of the Board of Salomon Brothers Emerging
Markets Floating Rate Fund
Inc. (the "Fund"), including the Fund's independent, or non-interested, Board members
(the "Independent Board Members"), received extensive information from the Fund's manager (the "Manager") to assist them in their consideration of the Fund's management agreement (the "Management Agreement"). This includes a variety of information about the Manager, including the advisory arrangements for the Fund and other funds overseen by the Board, certain portions of which are discussed below. Board Approval of Management Agreement
On June 23, 2005, Citigroup Inc. entered into a definitive agreement (the "Transaction
Agreement") with Legg Mason, Inc. ("Legg Mason") under which Citigroup agreed to sell substantially all of its asset management business, CAM, which includes the Manager, to
Legg Mason in exchange for the broker-dealer and investment banking businesses of Legg
Mason and certain other considerations (the "Transaction"). The Transaction closed on
December 1, 2005.
The consummation of the Transaction resulted in the automatic termination of the
Fund's current management agreement for each CAM-advised fund overseen by the Board
(the "CAM funds") including the Fund (each, a "Current Management Agreement") in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"). At meetings held on August 12, 2005, the Fund's Board, including the Independent Board
Members, unanimously approved a new management agreement between each CAM fund including the Fund, and the Manger (each, a "New Management Agreement") and authorized the Fund's officers to submit the New Management Agreement to shareholders for their approval.
In anticipation of the Transaction, members of the Fund's
Board met in person on
July 11, 2005 and August 12, 2005 for purposes of, among other things, considering whether it would be in the best interests of each CAM fund and its shareholders to approve the New Management Agreement between the Fund and the Fund's Manager. At those Board meetings, and for the reasons discussed below, the Board, including a majority of the Independent Board Members, unanimously approved each New Management
Agreement and unanimously recommended its approval by shareholders in order to assure continuity of investment advisory services to the CAM funds after the Transaction.
To assist the Boards in their consideration of the New
Management Agreements, Legg
Mason provided materials and information about Legg Mason, including its financial condition and asset management capabilities and organization, and Legg Mason and
CAM provided materials and information about the Transaction between Legg Mason and Citigroup. The Independent Board Members, through their independent legal counsel, also requested and received additional information from CAM and Legg Mason in connection with their consideration of the agreements. The additional information was provided in advance of and at the August meetings. In addition, the Independent Board
Members consulted with their counsel on various occasions and received from their coun sel a memorandum outlining, among other things, the legal standards and certain other considerations relevant to the Board Members' deliberations. On July 11, 2005 and August 12, 2005, members of the Boards discussed with CAM management and certain Legg Mason representatives the Transaction and Legg Mason's general plans and intentions regarding CAM funds, including the preservation, strengthening and growth of CAM's business and its combination with Legg Mason's business.
The Board Members also inquired about the plans for and anticipated roles and responsibilities of certain CAM employees and officers after the Transaction. The Independent
Board Members of the Board also conferred separately and with their counsel about the
Transaction on a number of occasions, including in connection with the July discussion and August meetings.
At the Board's August meeting, representatives of CAM and Legg Mason made presentations to and responded to questions from the Board. After the presentations and after reviewing the written materials provided, the Independent Board Members met in executive session with their counsel to consider the New Management Agreement.
Among other things, the Board Members considered:
(i) the reputation, financial strength and resources of Legg Mason and its investment advisory subsidiaries;
(ii) that Legg Mason and its wholly-owned subsidiary, Western Asset Management
Company and its affiliates ("Western Asset"), are experienced and respected asset management firms, and that Legg Mason has advised the Board Members that (a) it intends to combine the fixed income investment operations (including money market fund operations) of CAM with those of Western Asset and may also wish to combine other CAM operations with those of other Legg Mason subsidiaries; (b) after the closing of the
Transaction, it will take steps to combine the investment management operations of
Western Asset with the fixed income operations of the Manager to CAM funds, which, among other things, may involve Western Asset, the Manager to CAM funds sharing common systems and procedures, employees (including portfolio managers), investment and trading platforms, and other resources; (c) it is expected that these combination processes will result in changes to portfolio managers or portfolio management teams for a number of CAM funds, subject to Board consent and appropriate notice to shareholders, and that, in other cases, the current portfolio managers or portfolio management teams will remain in place; and (d) in the future, it may recommend that Western Asset or other Legg Mason subsidiaries be appointed as the adviser or subadviser to certain
CAM funds, including the Fund, subject to applicable regulatory requirements;
(iii) that CAM management and Legg Mason have advised the Boards that following the Transaction, there is not expected to be any diminution in the nature, quality and extent of services provided to each CAM fund, including the Fund and its shareholders by the Manager, including compliance services;
(iv) the assurances from Citigroup and Legg Mason that, for a three year period following the closing of the Transaction, the Manager will have substantially the same access to the Citigroup sales force when distributing shares of CAM funds as is currently provided to CAM and that other arrangements between the Manager and Citigroup sales channels will be preserved;
(v) that Legg Mason and Citigroup intend to enter into an agreement in connection with the Transaction under which Citigroup-affiliated broker-dealers will continue to offer
CAM funds as investment products, and the potential benefits to fund shareholders from this and other third-party distribution access;
(vi) the potential benefits to CAM fund shareholders from being part of a combined fund family with Legg Mason-sponsored funds, including possible economies of scale and access to investment opportunities;
(vii) that Citigroup and Legg Mason would derive benefits from the Transaction and that as a result, they have a financial interest in the matters that were being considered;
(viii) the potential effects of regulatory restrictions on CAM funds if Citigroup affiliated broker-dealers remain the principal underwriters for CAM funds;
(ix) the fact that the Fund's total advisory and administrative fees will not increase by virtue of the New Management Agreement, but will remain the same;
(x) the terms and conditions of the New Management
Agreement, including the differences
from the Current Management Agreement, and where, applicable, the benefits of a single, uniform form of agreement covering these services;
(xi) that in July 2005 each Board had performed a full annual review of the Fund's
Current Management Agreement as required by the 1940 Act, and had determined that the Manager has the capabilities, resources and personnel necessary to provide the advisory and administrative services currently provided to the Fund; and that the advisory and/or management fees paid by the Fund represent reasonable compensation to the
Manager in light of the nature, extent and quality of the services to be provided by the Manager, the investment performance of the Fund and the Manager, the costs of the services to be provided and the profits to be realized by the Manager and its affiliates from the relationship with the Fund, the extent to which economies of scale may be realized as the Fund grows, the reflection of these economies of scale in the fee levels for the benefit of Fund shareholders, and such other matters as the Board Members considered relevant in the exercise of their reasonable judgment;
(xii) that the Fund would not bear the costs of obtaining shareholder approval of the
New Management Agreement; and
(xiii) that under the Transaction Agreement, Citigroup and Legg Mason have agreed not to take any action that is not contemplated by the Transaction or fail to take any action that to their respective knowledge would cause any of the requirements of Section
15(f ) not to be met.
Certain of these considerations are discussed in more detail below.
In their deliberations, the Board Members considered information received in connection with their recent approval of continuance of each Current Management Agreement in addition to information provided by Legg Mason and CAM in connection with their evaluation of the terms and conditions of the New Management Agreement. The Board
Members did not identify any particular information that was all-important or control-ling, and each Board Member attributed different weights to the various factors. The
Board Members evaluated all information available to them on a fund-by-fund basis, and their determinations were made separately in respect of each fund. The Board Members, including a majority of the Independent Board Members, concluded that the terms of the New Management Agreements, including the New Management Agreement for the Fund, are fair and reasonable, that the fees stated therein are reasonable in light of the services to be provided to each fund, and that the New Management Agreements should be approved and recommended to Fund shareholders.
Nature, Quality and Extent of Services Provided
In evaluating the nature, quality and extent of the services to be provided by the Manager under the New Management Agreements, the Board Members considered, among other things, the expected impact, if any, of the Transaction on the operations, facilities, organization and personnel of the Manager; the potential implications of regulatory restrictions on the CAM funds following the Transaction; the ability of the Manager to perform its duties after the Transaction, taking into account, where the CAM fund currently has a subadviser, the delegation of certain duties to the subadviser; and any anticipated changes to the current investment and other practices of the CAM funds. The Board Members considered Legg Mason's advice that, after the closing of the Transaction, Legg Mason intends to review all aspects of the Funds' operations (including equity, fixed income and money market fund operations). The Board Members considered Legg Mason's advice that it intends to combine the fixed income investment operations of CAM with those of Western Asset and may also wish to combine other CAM operations with those of other
Legg Mason subsidiaries. The Board Members noted that
Western Asset is an experienced
and respected institutional asset manager that focuses on managing fixed income assets on behalf of institutional separate accounts, retirement plans and other institutional investors, including mutual funds. The Board Members further noted that, as of June 30, 2005, Western Asset managed approximately $230 billion in assets on behalf of its clients. The
Board Members considered Legg Mason's advice that, after the closing of the sale, Legg
Mason will take steps to combine the investment management operations of Western
Asset with the fixed income operations of the Manager and, in relevant cases, Citigroup
Asset Management Limited (the "Subadviser") to the CAM funds, which, among other things, may involve Western Asset, the Manager and, in relevant cases, the Subadviser to the CAM funds sharing common systems and procedures, employees (including portfolio managers), investment and trading platforms, and other resources. The Board Members also considered Legg Mason's advice that it is expected that the combination processes described above will result in additional changes to portfolio managers or portfolio management teams for a number of the CAM funds, subject to Board consent and appropriate notice to shareholders, and that, in other cases, the current portfolio managers or portfolio management teams will remain in place. The Board Members also considered
Legg Mason's advice that, in the future, Legg Mason may recommend that Western Asset or other Legg Mason subsidiaries be appointed as the adviser or subadviser to some or all of the CAM funds, subject to applicable regulatory requirements.

The Board Members were advised that if Citigroup-affiliated broker-dealers remain the
CAM funds' principal underwriters, the CAM funds would continue to be subject to restrictions concerning certain transactions involving Citigroup affiliates (for example, transactions with a Citigroup broker-dealer acting as principal) absent regulatory relief or clarification.
Based on their review of the materials provided and the assurances they had received from CAM management and Legg Mason, the Board Members determined that the
Transaction was not expected to adversely affect the nature and quality of services provided by the Manager and that the Transaction was not expected to have a material adverse effect on the ability of the Manager to provide those services. It was noted, however, that, in addition to the changes previously described, it is expected that there will be other changes in personnel following the Transaction or after the combination of CAM's operations with those of Legg Mason subsidiaries. The Board Members noted that if current portfolio managers or other personnel cease to be available, each Board would consider all available options, which could include seeking the investment advisory or other services of Legg Mason affiliates or investment advisers not affiliated with Legg Mason. In this regard, it was noted that Legg Mason has indicated that it could potentially make available to the Manager additional portfolio management resources in the event of loss of
CAM personnel for particular investment disciplines. Accordingly, the Board Members concluded that, overall, they were satisfied at the present time with assurances from Legg
Mason and CAM as to the expected nature, extent and quality of the services to be provided to the CAM funds under the New Management Agreements.
Costs of Services Provided and Profitability
In evaluating the costs of the services to be provided by the Manager under the New
Management Agreements and the profitability to the Manager of their relationships with the Fund, the Board Members considered, among other things, whether advisory and administrative (or management) fees or other expenses would change as a result of the Transaction. Based on their review of the materials provided and the assurances they had received from CAM management and Legg Mason, the Board Members determined that the Transaction would not increase the fees payable for advisory and administrative (or management) services and that overall CAM fund expenses were not expected to increase materially as a result of the Transaction. The Board Members noted that it was not possible to predict how the Transaction would affect the Manager's profitability from its relationship with the CAM funds, but that they had been satisfied in their most recent review of the Current Management Agreements, including the Fund's Current Management
Agreement, that the Manager's level of profitability from its relationship with the Fund was not excessive. It was noted that in conjunction with that review, the Board Members had obtained an independent accountant's review of the methodology used to determine the Manager's profitability. The Board Members concluded that, overall, they were satisfied that currently, the Manager's level of profitability from its relationship with each
CAM fund, including, the Fund, was not excessive.
The Board Members noted that they expect to receive Manager profitability information on an annual basis and thus be in a position to evaluate whether any adjustments in
Fund fees and/or fee breakpoints would be appropriate.
Fall-Out Benefits
In evaluating the fall-out benefits to be received by the Manager under the New
Management Agreements, the Board Members considered whether the Transaction would have an impact on the fall-out benefits received by virtue of the Current Management
Agreements. Based on their review of the materials provided, including materials received in connection with their recent approval of the continuance of each Current Management
Agreement, and their discussions with CAM management, Legg
Mason and Western
Asset, the Board Members determined that those benefits could include increased ability for Legg Mason to distribute shares of its funds and other investment products and to obtain research services using the CAM funds' portfolio transaction brokerage. The Board
Members noted that any such benefits were difficult to quantify with certainty at this time, and indicated that they would continue to evaluate them going forward.
Fees and Economies of Scale
In reviewing the Transaction, the Board Members considered, among other things, whether advisory and administrative fees or other expenses would change as a result of the Transaction. Based on the assurances they had received from CAM management and Legg
Mason, the Board Members determined that as a result of the Transaction, each CAM fund's total advisory and administrative fees would not increase. The Board Members noted that in conjunction with their most recent deliberations concerning the Current
Management Agreements, advisory or management fee reductions and fee breakpoints had been implemented for certain funds, and that after taking those reductions and breakpoints into account, the Board Members had determined that the total fees for advisory and administrative services for many CAM funds were reasonable in light of the services provided and that CAM management had already initiated or would be taking steps to address the Board Members' concerns regarding the fee levels of other CAM funds. It was noted that in conjunction with the recent review of the Current Management
Agreements, the Board Members had received, among other things, a report from Lipper,
Inc. ("Lipper") comparing each CAM fund's fees, expenses and performance to those of a peer group for that CAM fund selected by Lipper, and information as to the fees charged by the Manager to other registered investment company clients for investment management services. The Board Members concluded that because the advisory and administrative fees for each CAM fund were not expected to increase as a result of the Transaction, each CAM fund's fees for advisory and administrative services remain appropriate and that no additional fee reductions or breakpoints were necessary at this time. The Board
Members recognized that Legg Mason may realize economies of scale from the
Transaction based on certain consolidations and synergies of operations.
Investment Performance
The Board Members noted that investment performance for many CAM funds was satisfactory or better, and that CAM management had already implemented or undertaken to implement steps to address investment performance in other CAM funds. Following the closing of the Transaction, these steps may include combining certain CAM operations with those of certain Legg Mason subsidiaries. The Boards noted Legg Mason's considerable investment management experience and capabilities, but were unable to predict what effect, if any, consummation of the Transaction would have on the future performance of the CAM funds, including the Fund.